Exhibit (a)(19)

Michael McConnell

Chief Financial Officer and Treasurer

503-469-4652

mmcconnell@digimarc.com

Delisa Davis

RH Strategic Communications for Digimarc

202-585-0210

ddavis@rhstrategic.com

FOR IMMEDIATE RELEASE

Digimarc Announces Record Date for Spin-Off

Digimarc Stockholders as of August 1, 2008 to Participate in Distribution

Beaverton, Ore. – July 31, 2008 – The Board of Directors of Digimarc Corporation (NASDAQ: DMRC) (“Digimarc”) has declared 5:30 p.m. EDT on Friday, August 1, 2008 as the record date and time to be used to determine which Digimarc stockholders are entitled to receive shares of common stock of DMRC Corporation—the entity that will operate Digimarc’s existing Digital Watermarking business—in the spin-off of that business.

Shares of DMRC Corporation common stock will initially be held by a trust for the benefit of Digimarc stockholders of record on the record date and time for the spin-off, pending the effectiveness of a Registration Statement on Form 10, which has been filed with the Securities and Exchange Commission.  Following the effectiveness of the Form 10, shares of DMRC Corporation common stock will be distributed to Digimarc stockholders as of the record date and time for the spin-off on the basis of one share of DMRC Corporation common stock for every three and one-half shares of Digimarc common stock held by the stockholder at that time.  During the period that the trust retains possession of the shares of DMRC Corporation common stock, and prior to their distribution, the beneficial interests in such shares will not be certificated or tradeable.  The transfer to the trust for the benefit of Digimarc stockholders of record as of the record date and time for the spin-off will occur prior to L-1 Identity Solutions, Inc.’s (“L-1”) acceptance of the shares validly tendered pursuant to L-1’s tender offer for all of the outstanding shares of Digimarc common stock, which is expected to occur at 12:00 midnight EDT on Friday, August 1, 2008.

About Digimarc

Digimarc Corporation (NASDAQ:DMRC), based in Beaverton, Oregon, is a leading supplier of secure identity and media management solutions. Digimarc provides products and services that enable the annual production of more than 60 million personal identification documents, including ID solutions for more than 25 countries. Digimarc’s digital watermarking technology provides a persistent digital identity for various media content and is used to enhance the security of financial documents, identity documents and digital images, and support other media rights management applications.

Digimarc has an extensive intellectual property portfolio, with more than 360 issued U.S. patents with more than 7,500 claims, and more than 500 pending U.S. and foreign patent applications in digital watermarking, personal identification and related technologies. The Company is headquartered in Beaverton, Oregon, with other U.S. offices in Burlington, Massachusetts; Fort Wayne, Indiana; and the Washington DC area; and international offices in London and Mexico. Please go to www.digimarc.com for more company information.

Forward-Looking Statements

With the exception of historical information contained in this release, the matters described herein contain certain “forward-looking statements.”  Such forward-looking statements are statements of management’s opinion and are subject to certain assumptions, risks, uncertainties and changes in circumstances.  Actual results may vary materially from those expressed or implied from the statements herein or from historical results, due to changes in economic, business, competitive, technological and/or regulatory factors.  For instance, although Digimarc and L-1 have signed an agreement for Digimarc to spin off its digital watermarking business, for L-1 to complete a tender offer for shares of Digimarc common stock, and for a subsidiary of L-1 to merge with and into Digimarc, there is no assurance that the proposed spin-off, tender offer or merger will be completed in a timely manner or at all.  More detailed information about risk factors that may affect actual results is set forth in filings by Digimarc with the Securities and Exchange Commission on Forms 10-K and 10-Q, including but not limited to those described in Digimarc’s form 10-K for the year ended December 31, 2007.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this release.  Except as required by law, Digimarc undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities.  The tender offer by L-1 is being made pursuant to a tender offer statement and related materials.  Digimarc stockholders are advised to read the tender offer statement and related materials, which have been filed by L-1 with the SEC.  The tender offer statement (including the Offer to Purchase, letter of transmittal and related tender offer documents) filed by L-1 with the SEC and the solicitation/recommendation statement filed by Digimarc with the SEC contain important information which should be read carefully before any decision is made with respect to the tender offer.  The tender offer statement and the solicitation/recommendation statement have been mailed to all Digimarc stockholders of record.

The tender offer statement and related materials may be obtained at no charge by directing a request by mail to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, or by calling (212) 750-5833, and may also be obtained at no charge at www.l1id.com and www.digimarc.com and the website maintained by the SEC at http://www.sec.gov.